EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), consisting of 4 pages, is entered into this 26th day of January, 2021, (the “Effective Date”), by and between William P. Ainsworth (“Consultant”) and Caterpillar Inc., with its principal executive offices at 510 Lake Cook Road, Suite 100, Deerfield Illinois 60015 ( “Caterpillar”).

1.    Services. During the time period beginning on the Effective date and ending on December 31, 2021 (the “Consulting Period”), Consultant agrees to perform certain strategic services (the “Services”) for Caterpillar, all as determined and directed from time to time by Caterpillar’s Chairman & Chief Executive Officer, The Consulting Period may be extended by written agreement by both Consultant and Caterpillar.
2.    Fee. In consideration for Consultant’s performance of the Services, Caterpillar shall pay Consultant an aggregate fee of USD 30,000 (the “Fee”), payable monthly until expiration of the Consulting Period. Consultant shall be solely responsible to pay any and all taxes, including income tax, that may be payable in connection with the Fee. Caterpillar shall reimburse Consultant for reasonable expenses incurred for Caterpillar requested travel and other services in accordance with the Company’s expense reimbursement policies; and upon Consultant submitting valid receipts for such expenses to the undersigned at the Caterpillar address listed above.
3.    Caterpillar Confidential Information.
a.    In association with the Services, Caterpillar may disclose certain business and technical information that Caterpillar considers to be confidential (“Caterpillar Confidential Information”). Caterpillar Confidential Information includes all business or technical information disclosed to Consultant, directly or indirectly, in writing, orally or visually, but does not include information that:
i.    Was already in Consultant’s possession prior to its receipt from Caterpillar without restriction on its use or disclosure;
ii.    Is or becomes available to the general public through no act or fault of Consultant; or
iii.    Is rightfully disclosed to Consultant by a third party without restriction on its use or disclosure.
b.    Caterpillar makes no representation or warranty, express or implied, as to the accuracy of any information provided. Nothing in this Agreement shall be construed as granting or conferring to Consultant any rights by license or otherwise, either expressly or by implication, to the Caterpillar Confidential Information or any Caterpillar owned intellectual property.
c.    Nothing contained in this Agreement shall prohibit Consultant from using any of Consultant’s general knowledge or knowledge acquired under the Agreement to perform similar services for others (the “Prior Works”); provided, however, that in providing services to others, Consultant shall not use any of Caterpillar’s Confidential Information,

Caterpillar business methods, processes or any other Caterpillar information obtained under the Agreement.
4.    Protection of Caterpillar Confidential Information. Consultant will: (i) take all necessary steps to protect any Caterpillar Confidential Information with at least the same degree of care that it uses to protect its own confidential and proprietary information of like kind and accord Caterpillar Confidential Information received by it from Caterpillar with the same degree of confidential treatment that it accords its similar proprietary and confidential business and technical information, which shall not be less than the care a reasonable business person would exercise under similar circumstances; and (ii) unless and until instructed in writing to the contrary by Caterpillar, Consultant shall neither: (a) use any Caterpillar Confidential Information except to conduct business with or on behalf of Caterpillar; nor (b) disclose or provide access to any of such Caterpillar Confidential Information to any person or company. Consultant shall, at the request of Caterpillar, return or destroy any media containing any Caterpillar Confidential Information.
5.    Permitted Activities. Nothing in this Agreement shall prohibit or impede Consultant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Consultant understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Consultant be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or its affiliates without prior written consent of the Company’s General Counsel or other officer designated by the Company. Consultant does not need the prior authorization of (or to give notice to) the Company regarding any communication, disclosure or activity permitted by this paragraph.
6.    Compliance with Laws, Caterpillar Policies.
a.    Consultant agrees to perform the Services in full compliance with all applicable laws, regulations, orders, and other governmental requirements.
b.    Consultant hereby acknowledges that, in performing the Services, he may be the recipient of material nonpublic information about Caterpillar. Consultant hereby agrees to comply with all applicable Caterpillar policies and procedures, including, without limitation, Caterpillar’s Insider Trading Policy.
7.    No Disclosure. Consultant shall not disclose to Caterpillar any confidential or proprietary information unless and until a separate written agreement has been entered into by Consultant and Caterpillar governing the terms and scope of such disclosure. Absent that written agreement, Caterpillar is under no obligation to keep any information provided by Consultant confidential no matter how marked and no matter any verbal indication of confidentiality by Consultant.
8.    Prior Works. Consultant reserves all right, title and interest in and to any of the Prior Works that Consultant shall use in the performance of Services for Caterpillar. Consultant hereby grants Caterpillar a non-exclusive, worldwide, royalty-free, perpetual license (with right to sublicense) to use, make, sell, offer for sale, import, reproduce, distribute, display and create derivative works of any Prior Works utilized during the performance of Services.
9.    Use of Caterpillar Materials in Performance of Services.
a.    As used in this Agreement: “Materials” means any of the following in any form or media: (i) formulae, algorithms, processes, procedures and methods, (ii) designs, ideas, concepts, research, discoveries, formulations, inventions (whether or not patentable or reduced to practice) and invention disclosures, (iii) know how, trade secrets and proprietary information and methodologies, (iv) technology, (v) computer software (in both object and source code form), (vi) databases, (vii) expressions, works and factual and other compilations, (viii) protocols and specifications, (ix) visual, audio and audiovisual works (including art, illustrations, graphics, images, music, sound effects, recordings, lyrics, narration, text, animation, characters, designs and all other audio, visual, audiovisual and textual content), and (x) records of each of the foregoing, including documentation, design documents and analyses, studies, programming tools, plans, models, flow charts, reports, letters, memoranda and drawings.
b.    Any Materials provided by Caterpillar to Consultant in connection with the performance of the Services will remain the sole and exclusive property of Caterpillar, other Caterpillar entities or their licensors, as applicable. After the termination of the Agreement, Consultant shall promptly return all such Materials to Caterpillar.
c.    All rights of ownership, including, but not limited to, the ownership of all copyrights, granted to Caterpillar in Section 9 shall include all drafts, notes and other preparatory documents, whether or not such drafts, notes and other preparatory documents have actually been physically delivered to Caterpillar.
d.    Consultant shall execute all papers and perform such other proper acts as Caterpillar may deem necessary to perfect the rights, interests and titles granted under the Agreement without any additional fee, charge or compensation to Caterpillar but at the expense of Caterpillar.
10.    No Use of Caterpillar Marks. Consultant shall not use trademarks, service marks, other designations or logos owned by Caterpillar, translations thereof or marks similar thereto, as part of its corporate name, trade name, d/b/a name, in the context of a domain name, in advertising, publicity, promotion, marketing, or any other activity except upon the prior written permission of Caterpillar.
11.    Limitation of Liability. In no event shall either party be liable to the other party for any indirect, incidental, special, consequential, exemplary, punitive or reliance damages arising out of this Agreement or the Services on any theory of Liability, even if such party is advised of the possibility of such damages. Each party shall indemnify, defend, and hold harmless the other party, along with its affiliates, directors, officers, employees and agents from and against any and all suits, claims, demands, losses, damages, costs and expenses of any nature whatsoever, including without limitation litigation expenses, attorney’s fees and liabilities incurred in connection therewith arising out of: (i) injury to, or death of, any person whatsoever or damage to property of any kind by whomever owned, caused in whole or in part by the acts or omissions of the party, any of its members, employees, agents or other persons directly or indirectly employed by, engaged by, or associated with the party; (ii) any third party claim arising from or related to any breach by a party of a representation, warranty, obligation, or covenant contained herein; (iii) this Agreement; or (iv) the party’s participation in the Services.
12.    Insurance. Consultant shall at all times maintain appropriate insurance coverage.
13.    Relationship. Consultant’s relationship to Caterpillar hereunder is one of independent contractor and nothing contained in this Agreement shall be construed to imply that Consultant is an employee or agent of Caterpillar for any purpose. Consultant shall have no right, power, or authority to create any obligation, expressed or implied, or to make any representation on behalf of Caterpillar. Consultant shall not use in advertising, publicity, promotion, marketing, or other activity, the existence of this Agreement, the work performed, or any name, trade name, trademark, service mark or other designation of, or owned by, Caterpillar.
14.    Termination. This Agreement shall automatically terminate upon the expiration of the Consulting Period, provided, however, that either Party may terminate this Agreement upon written notice, effective as of the last day of the calendar month during which notice is given.
15.    Miscellaneous.
a.    Consultant may not assign its obligations or engage others under this Agreement without Caterpillar providing prior written consent.
b.    Consultant represents and warrants that the execution of this Agreement and performance of its obligations hereunder do not and will not violate any agreement to which it is a party or by which it is otherwise bound.
c.    Any dispute arising out of or in connection with this Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to conflict of laws principles thereof.
d.    Paragraphs 2 – 14 shall survive termination of this Agreement.

AGREED AND ACCEPTED
Consultant:	Caterpillar:

By: /s/ William P. Ainsworth	By: /s/ Suzette M. Long
(signature)	(signature)

Name: William P. Ainsworth	Name: Suzette Long
(print)	(print)

Date: 1/27/2021	Title: Chief Legal Officer

Date: 1/26/2021